EXHIBIT 99.1

NEWS RELEASE
Ducommun Incorporated Reports
Fourth Quarter 2022 Results
Strong Finish to 2022; Full Year Revenue of $713 Million
SANTA ANA, CALIFORNIA (February 16, 2023) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and year ended December 31, 2022.
Fourth Quarter 2022 Recap

•Revenue of $188.3 million
•GAAP net income of $8.1 million, or $0.65 per diluted share
•Adjusted net income for the quarter of $10.6 million, or $0.85 per diluted share
•Cash flow from operating activities of $32.1 million
•Backlog* of $961 million
“2022 was an acceleration of top-line growth for Ducommun, led by a strong commercial aerospace market along with continued solid contributions by our defense business. It also demonstrated our operational strength managing the supply chain effectively along with the workforce,” said Stephen G. Oswald, chairman, president and chief executive officer. “Quarterly revenue increased double digit by 14% to approximately $188 million, driving full year revenue to be in excess of $700 million for the first time since 2019, and ending at approximately $713 million. Gross margins were 20.5% for the fourth quarter and 20.3% for the full year, a solid showing as we worked our way through the previously announced 2022 restructuring plan which will deliver most of its benefits later in 2023 and 2024.
“Ducommun as well ended the year with a strong backlog of approximately $961 million, with $450 million in commercial aerospace orders, which is up 35% from 2021. Looking ahead to 2023, with both Boeing and Airbus each planning on hiring 10,000 workers or more this year, we anticipate the commercial aerospace market recovery to continue in earnest. We also expect our largest business, defense, to again be solid given the current geopolitical environment and off-loading initiatives. 2022 was certainly a very good year overall for Ducommun and we look forward to 2023 and 2024 as both of our primary markets look to be in excellent shape.”
Fourth Quarter Results
Net revenue for the fourth quarter of 2022 was $188.3 million, compared to $164.8 million for the fourth quarter of 2021. The 14.2% increase year-over-year was primarily due to the following:
•$26.4 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on other commercial aerospace platforms and large aircraft platforms; partially offset by
•$4.7 million lower revenue within the Company’s military and space end-use markets due to lower build rates on military rotary-wing aircraft platforms and other military and space platforms, partially offset by higher build rates on various missile platforms.
Net income for the fourth quarter of 2022 was $8.1 million, or $0.65 per diluted share, compared to $110.8 million, or $9.05 per diluted share, for the fourth quarter of 2021. The decrease in net income year-over-year was primarily due to a gain on sale-leaseback of the Gardena facility that occurred during the fourth quarter of 2021 that did not reoccur in the fourth quarter of 2022 and higher restructuring charges of $2.9 million, partially offset by lower income tax expense of $30.3 million and higher other income, net of $2.3 million. Adjusted net income was $10.6 million, or

$0.85 per diluted share, for the fourth quarter of 2022, compared to $10.8 million, or $0.88 per diluted share, for the fourth quarter of 2021. The difference between net income and adjusted net income was primarily due to excluding the gain on the sale-leaseback transaction.
Gross profit for the fourth quarter of 2022 was $38.6 million, or 20.5% of revenue, compared to gross profit of $37.3 million, or 22.6% of revenue, for the fourth quarter of 2021. The decrease in gross margin percentage year-over-year was due to unfavorable product mix and higher other manufacturing costs, partially offset by favorable manufacturing volume.
Operating income for the fourth quarter of 2022 was $9.7 million, or 5.1% of revenue, compared to $11.8 million, or 7.2% of revenue, in the comparable period last year. The year-over-year decrease was primarily due to higher restructuring costs. Adjusted operating income for the fourth quarter of 2022 was $15.2 million, or 8.1% of revenue, compared to $15.3 million, or 9.3% of revenue, in the comparable period last year.
Interest expense for the fourth quarter of 2022 was $3.5 million compared to $2.8 million in the comparable period of 2021. The year-over-year increase was primarily due to higher interest rates, partially offset by a lower outstanding debt balance.
Adjusted EBITDA for the fourth quarter of 2022 was $24.5 million, or 13.0% of revenue, compared to $24.4 million, or 14.8% of revenue, for the comparable period in 2021.
During the fourth quarter of 2022, the net cash provided by operations was $32.1 million compared to $11.7 million during the fourth quarter of 2021. The higher net cash provided by operations year-over-year was primarily due to higher accrued and other liabilities and a gain on sale-leaseback of the Gardena facility that occurred during the fourth quarter of 2021, partially offset by lower net income.
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of December 31, 2022 was $960.8 million compared to $905.2 million as of December 31, 2021. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of December 31, 2022 were $853.0 million compared to $761.4 million as of December 31, 2021.
Business Segment Information
Electronic Systems
Electronic Systems reported net revenue for the current quarter of $120.0 million, compared to $106.0 million for the fourth quarter of 2021. The year-over-year increase was primarily due to the following:
•$13.0 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on other commercial aerospace platforms; partially offset by
•$0.7 million lower revenue within the Company’s military and space end-use markets due to lower build rates on military fixed-wing aircraft platforms, partially offset by higher build rates on various missile platforms.
Electronic Systems operating income for the current year fourth quarter was $13.0 million, or 10.8% of revenue, compared to $15.4 million, or 14.6% of revenue, for the comparable quarter in 2021. The year-over-year decrease was primarily due to unfavorable product mix and higher restructuring charges, partially offset by favorable manufacturing volume. Adjusted operating income for the fourth quarter of 2022 was $15.5 million, or 12.9% of revenue, compared to $16.8 million, or 15.8% of revenue, in the comparable period last year.
Structural Systems
Structural Systems reported net revenue for the current quarter of $68.2 million, compared to $58.8 million for the fourth quarter of 2021. The year-over-year increase was primarily due to the following:
•$13.4 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on large aircraft platforms and other commercial aerospace platforms; partially offset by
•$4.0 million lower revenue within the Company’s military and space end-use markets due to lower build rates on various missile platforms and military rotary-wing aircraft platforms, partially offset by higher build rates on military fixed-wing platforms.

Structural Systems operating income for the current-year fourth quarter was $4.4 million, or 6.4% of revenue, compared to $5.1 million, or 8.6% of revenue, for the fourth quarter of 2021. The year-over-year decrease was due to unfavorable product mix and higher restructuring charges, partially offset by favorable manufacturing volume. Adjusted operating income for the fourth quarter of 2022 was $7.4 million, or 10.8% of revenue, compared to $7.2 million, or 12.2% of revenue, in the comparable period last year.
Corporate General and Administrative (“CG&A”) Expense
CG&A expense for the fourth quarter of 2022 was $7.7 million, or 4.1% of total Company revenue, compared to $8.7 million, or 5.3% of total Company revenue, in the comparable quarter in the prior year. The year-over-year decrease was mainly due to lower professional services fees of $1.2 million.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president and chief executive officer, and Christopher D. Wampler, the Company’s vice president, chief financial officer, controller and treasurer will be held today, February 16, 2023, at 10:00 a.m. PT (1:00 p.m. ET) to review these financial results. To access the conference call, please pre-register using the following registration link:
https://register.vevent.com/register/BI0898218279b24253bc675f3c1f55572c
Registrants will receive a confirmation with dial-in details. Mr. Oswald and Mr. Wampler will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes. A live webcast of the event can be accessed using the link above. A replay of the webcast will be available on the Ducommun website at Ducommun.com.
Additional information regarding Ducommun's results can be found in the Q4 2022 Earnings Presentation available at Ducommun.com.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the expected benefits and timing of the Company’s restructuring plan, the recovery of the commercial aerospace market in light of the COVID-19 pandemic and its related variants, the Company’s plans, strategies, prospects, growth and outlook for 2023 and beyond, as well as future demand for the Company’s products from both commercial aerospace and defense end-use markets and relationships with its customers. The Company generally uses the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the impact of the Company’s debt service obligations and restrictive debt covenants; the cyclicality of the Company’s end-use markets; the Company's dependence upon a selected base of industries and customers; a significant portion of the Company’s business being dependent upon U.S. Government defense spending; the Company being subject to extensive regulation and audit by the Defense Contract Audit Agency; some of the Company’s contracts with customers containing provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry adversely affecting the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company's reliance on its suppliers to meet the quality and delivery expectations of its customers; the Company's use of estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations such as the Cybersecurity Maturity Model Certification applicable to government contracts and sub-contracts, and environmental, social and governance requirements; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities adversely affecting the Company’s financial results; cyber security attacks, internal system or service failures, which may adversely impact the Company’s business and operations; the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact and facilitate commercial aerospace end-use markets' recovery from those impacts, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, February 16, 2023, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, restructuring charges, Guaymas fire related expenses, insurance recoveries related to business interruption, inventory purchase accounting adjustments, loss on extinguishment of debt, other debt refinancing costs, gain on sale-leaseback, and success bonus related to completion of sale-leaseback transaction), non-GAAP operating income and as a percentage of net revenues, non-GAAP earnings, and non-GAAP earnings per share. In addition, certain other prior period amounts have been reclassified to conform to current year’s presentation.
Beginning with the first quarter of 2022, the Company changed its GAAP to non-GAAP operating income reconciliation, GAAP to non-GAAP earnings reconciliation, and GAAP to non-GAAP earnings per share reconciliation to exclude the amortization of acquisition-related intangible assets as it is a non-cash item and a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have estimated useful lives of up to 19 years. Exclusion of this non-cash amortization expense allows for the comparison of operating results that are consistent over time for both the newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies. As such, the Company modified the prior year's presentation for this item to conform with the current year's presentation.
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies.
We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.

CONTACT:

Suman Mookerji, Vice President, Corporate Development, Investor Relations, Lightning Diversion Systems & MAGSEAL, 657.335.3665
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars In thousands)

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$46,246	$76,316
Accounts receivable, net	103,958	72,261
Contract assets	191,290	176,405
Inventories	171,211	150,938
Production cost of contracts	5,693	8,024
Other current assets	8,938	8,625
Total Current Assets	527,336	492,569
Property and Equipment, Net	106,225	102,419
Operating lease right-of-use assets	34,632	33,265
Goodwill	203,407	203,694
Intangibles, Net	127,201	141,764
Other Assets	22,705	5,024
Total Assets	$1,021,506	$978,735
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$90,143	$66,059
Contract liabilities	47,068	42,077
Accrued and other liabilities	48,820	41,291
Operating lease liabilities	7,155	6,133
Current portion of long-term debt	6,250	7,000
Total Current Liabilities	199,436	162,560
Long-Term Debt, Less Current Portion	240,595	279,384
Non-Current Operating Lease Liabilities	28,841	28,074
Deferred Income Taxes	13,953	18,727
Other Long-Term Liabilities	12,721	15,388
Total Liabilities	495,546	504,133
Commitments and Contingencies
Shareholders’ Equity
Common stock	121	119
Additional paid-in capital	112,042	104,253
Retained earnings	406,052	377,263
Accumulated other comprehensive income (loss)	7,745	(7,033)
Total Shareholders’ Equity	525,960	474,602
Total Liabilities and Shareholders’ Equity	$1,021,506	$978,735

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Quarterly Information Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Revenues	$188,268	$164,843	$712,537	$645,413
Cost of Sales	149,675	127,580	568,240	502,953
Gross Profit	38,593	37,263	144,297	142,460
Selling, General and Administrative Expenses	26,011	25,447	98,351	93,579
Restructuring Charges	2,888	—	6,158	—
Operating Income	9,694	11,816	39,788	48,881
Interest Expense	(3,515)	(2,754)	(11,571)	(11,187)
Loss on Extinguishment of Debt	—	—	(295)	—
Gain on Sale-Leaseback	—	132,522	—	132,522
Other Income, Net	2,400	72	5,400	268
Income Before Taxes	8,579	141,656	33,322	170,484
Income Tax Expense	498	30,822	4,533	34,948
Net Income	$8,081	$110,834	$28,789	$135,536
Earnings Per Share
Basic earnings per share	$0.67	$9.29	$2.38	$11.41
Diluted earnings per share	$0.65	$9.05	$2.33	$11.06
Weighted-Average Number of Common Shares Outstanding
Basic	12,124	11,931	12,074	11,879
Diluted	12,423	12,248	12,366	12,251

Gross Profit %	20.5%	22.6%	20.3%	22.1%
SG&A %	13.8%	15.4%	13.8%	14.5%
Operating Income %	5.1%	7.2%	5.6%	7.6%
Net Income %	4.3%	67.2%	4.0%	21.0%
Effective Tax Rate	5.8%	21.8%	13.6%	20.5%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended					Years Ended
	% Change	December 31, 2022	December 31, 2021	% of Net Revenues 2022	% of Net Revenues 2021	% Change	December 31, 2022	December 31, 2021	% of Net Revenues 2022	% of Net Revenues 2021
Net Revenues
Electronic Systems	13.2%	$120,036	$106,026	63.8%	64.3%	6.8%	$440,638	$412,648	61.8%	63.9%
Structural Systems	16.0%	68,232	58,817	36.2%	35.7%	16.8%	271,899	232,765	38.2%	36.1%
Total Net Revenues	14.2%	$188,268	$164,843	100.0%	100.0%	10.4%	$712,537	$645,413	100.0%	100.0%
Segment Operating Income
Electronic Systems		$12,974	$15,444	10.8%	14.6%		$49,876	$57,629	11.3%	14.0%
Structural Systems		4,386	5,057	6.4%	8.6%		17,225	20,234	6.3%	8.7%
		17,360	20,501				67,101	77,863
Corporate General and Administrative Expenses (1)		(7,666)	(8,685)	(4.1)%	(5.3)%		(27,313)	(28,982)	(3.8)%	(4.5)%
Total Operating Income		$9,694	$11,816	5.1%	7.2%		$39,788	$48,881	5.6%	7.6%
Adjusted EBITDA
Electronic Systems
Operating Income		$12,974	$15,444				$49,876	$57,629
Other Income		—	—				—	196
Depreciation and Amortization		3,474	3,427				13,974	13,823
Restructuring Charges		2,162	—				3,786	—
Success bonus related to completion of sale-leaseback transaction (2)		—	970				—	970
		18,610	19,841	15.5%	18.7%		67,636	72,618	15.3%	17.6%
Structural Systems
Operating Income		4,386	5,057				17,225	20,234
Other Income		—	72				—	72
Depreciation and Amortization		4,553	3,791				17,212	14,331
Restructuring Charges		726	—				2,900	—
Inventory Purchase Accounting Adjustments		—	106				1,381	106
Guaymas Fire Related Expenses		1,015	615				4,466	2,486
Success bonus related to completion of sale-leaseback transaction (2)		—	475				—	475
		10,680	10,116	15.7%	17.2%		43,184	37,704	15.9%	16.2%
Corporate General and Administrative Expenses (1)
Operating loss		(7,666)	(8,685)				(27,313)	(28,982)
Depreciation and Amortization		59	59				235	235
Stock-Based Compensation Expense		2,840	3,063				10,744	11,212
Other Debt Refinancing Costs		—	—				224	—
Success bonus related to completion of sale-leaseback transaction (2)		—	6				—	6
		(4,767)	(5,557)				(16,110)	(17,529)
Adjusted EBITDA		$24,523	$24,400	13.0%	14.8%		$94,710	$92,793	13.3%	14.4%

Capital Expenditures
Electronic Systems	$3,151	$3,606	$10,717	$7,471
Structural Systems	1,771	2,309	8,834	8,463
Corporate Administration	—	—	—	—
Total Capital Expenditures	$4,922	$5,915	$19,551	$15,934
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.
(2)2021 Includes $1.3 million of success bonus related to completion of sale-leaseback transaction that was recorded as part of cost of sales.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME AND AS A PERCENTAGE OF NET REVENUES RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended				Years Ended
GAAP To Non-GAAP Operating Income	December 31, 2022	December 31, 2021	% of Net Revenues 2022	% of Net Revenues 2021	December 31, 2022	December 31, 2021	% of Net Revenues 2022	% of Net Revenues 2021
GAAP Operating income	$9,694	$11,816			$39,788	$48,881

GAAP Operating income - Electronic Systems	$12,974	$15,444			$49,876	$57,629
Adjustments:
Restructuring charges	2,162	—			3,786	—
Success bonus related to completion of sale-leaseback transaction	—	970			—	970
Amortization of acquisition-related intangible assets	373	373			1,493	1,493
Adjusted operating income - Electronic Systems	15,509	16,787	12.9%	15.8%	55,155	60,092	12.5%	14.6%

GAAP Operating income - Structural Systems	4,386	5,057			17,225	20,234
Adjustments:
Restructuring charges	726	—			2,900	—
Inventory purchase accounting adjustments	—	106			1,381	106
Guaymas fire related expenses	1,015	615			4,466	2,486
Success bonus related to completion of sale-leaseback transaction	—	475			—	475
Amortization of acquisition-related intangible assets	1,237	900			4,956	3,400
Adjusted operating income - Structural Systems	7,364	7,153	10.8%	12.2%	30,928	26,701	11.4%	11.5%

GAAP Operating loss - Corporate	(7,666)	(8,685)			(27,313)	(28,982)
Adjustment:
Other debt refinancing costs	—	—			224	—
Success bonus related to completion of sale-leaseback transaction	—	6			—	6
Adjusted operating loss - Corporate	(7,666)	(8,679)			(27,089)	(28,976)
Total adjustments	5,513	3,445			19,206	8,936
Adjusted operating income	$15,207	$15,261	8.1%	9.3%	$58,994	$57,817	8.3%	9.0%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
GAAP To Non-GAAP Earnings	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP Net income	$8,081	$110,834	$28,789	$135,536
Adjustments:
Restructuring charges (1)	2,310	—	5,349	—
Guaymas fire related expenses (1)	812	492	3,573	1,989
Insurance recoveries related to business interruption (1)	(1,920)	—	(4,320)	—
Inventory purchase accounting adjustments (1)	—	85	1,105	85
Amortization of acquisition-related intangible assets (1)	1,288	1,018	5,159	3,914
Loss on extinguishment of debt (1)	—	—	236	—
Other debt refinancing costs (1)	—	—	179	—
Gain on sale-leaseback (1)	—	(102,837)	—	(102,837)
Success bonus related to completion of sale-leaseback transaction (1)	—	1,161	—	1,161
Total adjustments	2,490	(100,081)	11,281	(95,688)
Adjusted net income	$10,571	$10,753	$40,070	$39,848

	Three Months Ended		Years Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP Diluted Earnings Per Share (“EPS”)	$0.65	$9.05	$2.33	$11.06
Adjustments:
Restructuring charges (1)	0.19	—	0.43	—
Guaymas fire related expenses (1)	0.06	0.04	0.29	0.16
Insurance recoveries related to business interruption (1)	(0.15)	—	(0.35)	—
Inventory purchase accounting adjustments (1)	—	0.01	0.09	0.01
Amortization of acquisition-related intangible assets (1)	0.10	0.09	0.42	0.32
Loss on extinguishment of debt (1)	—	—	0.02	—
Other debt refinancing costs (1)	—	—	0.01	—
Gain on sale-leaseback (1)	—	(8.40)	—	(8.39)
Success bonus related to completion of sale-leaseback transaction (1)	—	0.09	—	0.09
Total adjustments	0.20	(8.17)	0.91	(7.81)
Adjusted Diluted EPS	$0.85	$0.88	$3.24	$3.25

Shares used for adjusted diluted EPS	12,423	12,248	12,366	12,251
(1)Includes effective tax rate of 20.0% for both 2022 and 2021 adjustments, except for gain on sale-leaseback which utilized the incremental tax rate of 22.4%.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	(In thousands)
	December 31, 2022	December 31, 2021
Consolidated Ducommun
Military and space	$457,354	$520,278
Commercial aerospace	450,092	333,107
Industrial	53,374	51,802
Total	$960,820	$905,187
Electronic Systems
Military and space	$361,582	$400,002
Commercial aerospace	125,590	56,810
Industrial	53,374	51,802
Total	$540,546	$508,614
Structural Systems
Military and space	$95,772	$120,276
Commercial aerospace	324,502	276,297
Total	$420,274	$396,573
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of as of December 31, 2022 was $960.8 million compared to $905.2 million as of December 31, 2021. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of December 31, 2022 were $853.0 million compared to $761.4 million as of December 31, 2021.